EXHIBIT 5.1

June 3, 2003

Digital River, Inc.
9625 West 76th Street, Suite 150
Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Digital River, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,600,000 additional shares of Common Stock, par value $0.01 (the "Shares"), issuable under the Company's 1998 Stock Option Plan, as amended (the "1998 Plan") and the Company's 2000 Employee Stock Purchase Plan, as amended (the "2000 Plan").

        In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, the 1998 Plan, the 2000 Plan, resolutions of the Company's Board of Directors and stockholders, and certificates of public officials, officers of the Company and the Company's transfer agent. We have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

        As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the foregoing paragraph. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the Delaware General Corporation Law.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1998 Plan or the 2000 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

        The opinion set forth above is given only as of the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very Truly Yours,

HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN
A Professional Corporation

By:	/s/ MICHAEL J. SULLIVAN Michael J. Sullivan